Exhibit 2 page 1

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
ASSETS
March 31, 2003
(In Thousands)
(Unaudited)
CURRENT ASSETS
Cash and cash equivalents:
Cash	$134,579
Temporary cash investments - at cost,
which approximates market	242,873
Special deposits	3
Total cash and cash equivalents	377,455
Notes receivable	44,713
Accounts receivable:
Customer	348,086
Allowance for doubtful accounts	(29,087)
Other	271,903
Accrued unbilled revenues	311,541
Total receivables	902,443
Deferred fuel costs	223,681
Fuel inventory - at average cost	118,492
Materials and supplies - at average cost	527,498
Deferred nuclear refueling outage costs	142,546
Prepayments and other	164,484
TOTAL	2,501,312

OTHER PROPERTY AND INVESTMENTS
Investment in affiliates - at equity	969,086
Decommissioning trust funds	2,045,377
Non-utility property - at cost (less accumulated depreciation)	296,307
Other	441,047
TOTAL	3,751,817

PROPERTY, PLANT AND EQUIPMENT
Electric	26,910,967
Property under capital lease	763,122
Natural gas	212,870
Construction work in progress	1,311,331
Nuclear fuel under capital lease	264,986
Nuclear fuel	305,032
TOTAL PROPERTY, PLANT AND EQUIPMENT	29,768,308
Less - accumulated depreciation and amortization	12,103,999
PROPERTY, PLANT AND EQUIPMENT - NET	17,664,309

DEFERRED DEBITS AND OTHER ASSETS
Regulatory assets:
SFAS 109 regulatory asset - net	849,995
Unamortized loss on reacquired debt	152,165
Other regulatory assets	1,152,288
Long-term receivables	23,792
Goodwill	377,172
Other	927,939
TOTAL	3,483,351

TOTAL ASSETS	$27,400,789

Exhibit 2 page 2

ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
LIABILITIES AND SHAREHOLDERS' EQUITY
March 31, 2003
(In Thousands)
(Unaudited)

CURRENT LIABILITIES
Currently maturing long-term debt	$559,896
Notes payable	60,351
Accounts payable	608,537
Customer deposits	206,034
Taxes accrued	358,471
Accumulated deferred income taxes	98,870
Nuclear refueling outage costs	9,754
Interest accrued	151,762
Obligations under capital leases	154,054
Other	155,679
TOTAL	2,363,408

DEFERRED CREDITS AND OTHER LIABILITIES
Accumulated deferred income taxes and taxes accrued	4,432,146
Accumulated deferred investment tax credits	442,524
Obligations under capital leases	159,068
Other regulatory liabilities	197,067
Decommissioning	2,077,051
Transition to competition	79,098
Regulatory reserves	42,098
Accumulated provisions	388,927
Other	1,150,709
TOTAL	8,968,688

Long-term debt	7,255,182
Preferred stock with sinking fund	22,077
Preferred stock without sinking fund	334,337
Company-obligated mandatorily redeemable
preferred securities of subsidiary trusts holding
solely junior subordinated deferrable debentures	215,000

SHAREHOLDERS' EQUITY
Common stock, $.01 par value, authorized 500,000,000
shares; issued 248,174,087 shares in 2003	2,482
Paid-in capital	4,674,510
Retained earnings	4,255,378
Accumulated other comprehensive loss	(35,525)
Less - treasury stock, at cost (22,597,529 shares in 2003)	654,748
TOTAL	8,242,097

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$27,400,789

Exhibit 2 page 3
ENTERGY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2003
(In Thousands)
(Unaudited)
OPERATING REVENUES
Domestic electric	$1,601,738
Natural gas	80,238
Competitive businesses	355,747
TOTAL	2,037,723

OPERATING EXPENSES
Operating and Maintenance:
Fuel, fuel-related expenses, and
gas purchased for resale	388,040
Purchased power	368,699
Nuclear refueling outage expenses	38,892
Provision for turbine commitments, asset impairments and restructuring charges	(7,743)
Other operation and maintenance	524,898
Decommissioning	37,498
Taxes other than income taxes	97,737
Depreciation and amortization	211,046
Other regulatory charges - net	15,253
TOTAL	1,674,320

OPERATING INCOME (LOSS)	363,403

OTHER INCOME
Allowance for equity funds used during construction	7,286
Gain on sale of assets - net	301
Interest and dividend income	29,824
Equity in earnings of unconsolidated equity affiliates	128,061
Miscellaneous - net	11,315
TOTAL	176,787

INTEREST AND OTHER CHARGES
Interest on long-term debt	117,737
Other interest - net	13,044
Distributions on preferred securities of subsidiaries	4,709
Allowance for borrowed funds used during construction	(5,719)
TOTAL	129,771

INCOME (LOSS) BEFORE INCOME TAXES AND	410,419
CUMULATIVE EFFECT OF ACCOUNTING CHANGES

Income taxes	152,418

INCOME (LOSS) BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGES	258,001

CUMULATIVE EFFECT OF ACCOUNTING
CHANGES (net of income taxes of $93,754)	142,922

CONSOLIDATED NET INCOME (LOSS)	400,923

Preferred dividend requirements and other	5,916

EARNINGS (LOSS) APPLICABLE TO
COMMON STOCK	$395,007